Exhibit 6

AMENDMENT NO. 1

TO

NON-DISCLOSURE AGREEMENT

THIS AMENDMENT NO. 1 to Non-Disclosure Agreement (this “Amendment”) is made as of November 12, 2019 by and between USA Technologies, Inc. (“USAT”) and Antara Capital LP (“Antara”). All capitalized terms which are not specifically defined in this Amendment shall have the meanings ascribed thereto in the Non-Disclosure Agreement (as defined below).

RECITALS

WHEREAS, USAT and Antara previously entered into that certain Non-Disclosure Agreement, dated as of September 30, 2019 (the “Non-Disclosure Agreement”); and

WHEREAS, USAT and Antara wish to amend the Non-Disclosure Agreement as provided in this Amendment.

AMENDMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, USAT and Antara hereby agree to amend the Non-Disclosure Agreement as follows:

1. Section 4. Section 4 of the Non-Disclosure Agreement is hereby amended and restated in its entirety as follows:

“Unless requested or consented to in writing in advance by the Company, you will not at any time during the Restricted Period:

(a) acquire or agree to acquire, alone or in concert with any other Person, any ownership, including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Act, of any assets, businesses or securities of the Company or any subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); provided, however, that you shall be permitted to acquire beneficial ownership of additional shares of common stock of the Company (“Stock”) that, when taken together with shares you hold as of the date hereof, represent up to 9.9% of the Stock issued and outstanding;

(b) solicit proxies (as such terms are defined in Rule 14a-1 under the Act), whether or not such solicitation is exempt under Rule 14a-2 under the Act, with respect to any matter from holders of any shares of Stock or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of Stock;

(c) initiate, or induce or attempt to induce any other Person, entity or group (as defined in Section 13(d)(3) of the Act) to initiate, any shareholder proposal or tender offer for any securities of the Company or any subsidiary thereof or the convening of a shareholders’ meeting of the Company or any subsidiary thereof;

(d) otherwise seek or propose to control the management or policies of the Company or any subsidiary thereof; or

(e) take any action inconsistent with any of the foregoing subparagraphs (a) through (d).”

2. Miscellaneous.

Except as expressly set forth in this Amendment, the terms and conditions of the Non-Disclosure Agreement shall remain in full force and effect as originally written and amended by this Amendment thereto. Sections 13, 15, 16, 17 and 18 of the Non-Disclosure Agreement are hereby incorporated by reference herein and constitute a part hereof.

This Amendment may be executed by facsimile or PDF and in counterparts, each of which shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

USA TECHNOLOGIES, INC.

By:	/s/ Donald W. Layden, Jr.
Name:	Donald W. Layden, Jr.
Title:	Interim CEO

[Signature Page to Amendment]

Agreed and Accepted:

ANTARA CAPITAL LP
By:	Antara Capital GP LLC, its general partner

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Managing Member

[Signature Page to Amendment]